Exhibit 10.7

TERRESTRIAL NETWORK RESELLER AGREEMENT

THIS TERRESTRIAL NETWORK RESELLER AGREEMENT (the “Agreement”) is entered into as of November 29, 2000, between Aether Systems, Inc., a Delaware corporation, with offices at 11460 Cronridge Drive, Owings Mills, Maryland, 21117 (“Aether Systems”) and Motient Communications Company (“Motient”), a New York general partnership and wholly owned subsidiary of Motient Corporation, with offices at 10802 Parkridge Boulevard, Reston, Virginia, 20191-5416.

WHEREAS, Motient is engaged in providing shared radio-based data communications network services over a terrestrial network, as authorized by the U.S. Federal Communications Commission; and

WHEREAS, Aether Systems currently provides certain software and other value added services in the wireless communications marketplace; and

WHEREAS, Motient Services Inc. (“MSI”) and Aether Systems have entered into an agreement whereby MSI will sell to Aether Systems all or substantially all of MSI’s assets related to or used or useful in MSI’s wireless communications business for the transportation industry (the “ Transportation Business”), excluding MSI’s FCC licenses, all as set forth in greater detail in the Asset Sale Agreement, dated November 29, 2000, by and between MSI and Aether Systems (the “Asset Sale Agreement”); and

WHEREAS, the Asset Sale Agreement contemplates that Motient and Aether Systems will enter into this Agreement for the purpose of enabling Aether Systems to resell the Services (as defined below) in connection with (i) Aether Systems’ assumption of the Transportation Business pursuant to the Asset Sale Agreement, (ii) Aether Systems authorized resale of Motient’s eLink (SM) wireless email service, (iii) Aether Systems’ authorized resale of Research in Motion’s BlackBerry wireless MS Exchange email service on the Motient network (“Blackberry™ by Motient”), and (iv) Aether Systems’ possible resale of the Services in connection with other value added applications and service offerings in the wireless communications marketplace that Aether Systems may develop and/or offer in the future; and

WHEREAS, Motient desires to provide, and Aether Systems desires to resell, the Services, subject to the terms and conditions hereof.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.             DEFINITIONS - For purposes of this Agreement:

(a)           “Market” shall mean all commercial, non-governmental non-users of Services.

(b)           “FCC” shall mean the United States Federal Communications Commission.

(c)           “Prices” shall mean the prices set forth in Attachment A (which is hereby incorporated by reference).

(d)           “Service” or “Services” means Motient’s shared terrestrial radio-based data communications network service, operating in the 800 MHz frequency band, which enables a user to access and communicate wirelessly with various third party supplied information sources, or with certain subscribers using the MotientSM wireless terrestrial network.  The Service includes the use of the Motient message switches and related network software when accessed by user procured terminals and compatible software.

(e)           “Territory” shall mean the United States and any other countries or jurisdictions where the Services are or may be provided by Motient in accordance with legal and applicable legal and regulatory requirements.

2.             SCOPE OF AGREEMENT

Motient hereby agrees to establish a non-exclusive resale relationship with Aether Systems as follows:

(a)           Motient hereby licenses Aether Systems (1) to be a non-exclusive reseller of the Services within the Market and Territory, (2) to be a non-exclusive reseller of Motient’s eLink (SM) wireless email service within the Market and Territory, which service is described in Attachment B, and (3) to be a non-exclusive seller of the BlackBerry™ by Motient wireless email service within the Market and Territory, which service is described in Attachment C.  Aether Systems may enter into agreements with subagents as set forth in section 3(d) of this Agreement. Except with respect to the Transportation Business, and subject to the terms contained in the Asset Sale Agreement with respect thereto, (i) Aether Systems acknowledges that Motient reserves the right to market and provide the Service directly to end users and to license other resellers within the Market and Territory, and (ii) Motient acknowledges that Aether Systems reserves the right to use airtime on other wireless networks to provide services to end user customers.

(b)           Aether Systems shall develop and implement a non-exclusive, non-binding joint marketing plan to facilitate the resale of one or more of the Services by Aether Systems.  Such marketing plan may include, without limitation:

(i)            joint development of product literature describing the Services and their capabilities;

(ii)           joint attendance at trade shows, conferences and related events within the marketplace;

(iii)          joint presentations to prospective clients of the Services;

(iv)          joint press releases, advertising and participation at the Motient booth at certain trade shows;

(v)           joint marketing projections for the Services;

(vi)          joint development activities with terminal hardware vendors;

(vii)         previews of Motient’s future technology and business plan;

(viii)        at Aether Systems’ option, the plan also may include joint marketing plans for the eLink (SM) and BlackBerry™ by Motient services.

(c)           In connection with the foregoing joint marketing plan, each party may use the trademarks and service marks of the other party; provided, that any such use is strictly conditioned on the prior written approval of the owner of such marks, and on the user’s compliance with any and all usage guidelines established by the owner of such marks.

(d)           Aether Systems and Motient agree not to publish or use advertising, sales promotions or any publicity matters using the other party’s name, including the mention of the existence of this Agreement, without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, that each party may, with the advice of counsel, make such public disclosures of this Agreement as may be necessary to ensure such party’s compliance with its federal securities law obligations.

3.             AETHER SYSTEMS MARKETING AND DEVELOPMENT OBLIGATIONS

(a)           Aether Systems shall be responsible for ensuring that all users to whom it remarkets the Services are, if required by applicable law or regulation, licensed by the FCC prior to use of the Services.  Motient shall, however, provide reasonable administrative and consultative support, consistent with that provided to Motient’s other resellers, to Aether Systems to facilitate any required licensing process.

(b)           In addition to the general reseller responsibilities that are set forth in Attachment D to this Agreement (which is hereby incorporated by reference), Aether Systems agrees, with respect to its reselling of eLink (SM) and BlackBerryTM by Motient:

(i)            To provide its own internet domain for E-mail connectivity for end-users registered by Aether Systems;

(ii)           To be responsible for end user registration and for providing Motient with the following information for each end user registered by Aether Systems:

BIN number, LLI number, and Internet mail address, which Motient agrees it will treat in accordance with Motient’s published privacy policies applicable to its customers and end users of its network and Services, as in effect horn time to time.

(iii)          With respect to Aether Systems’ remarketing of BlackBerry™ by Motient, to comply with all of the terms and conditions imposed by Research in Motion Limited (“RIM”) that are applicable to resellers and sub-resellers of such service, including, but not limited to, the use and reproduction of

RIM trademarks, service marks and logos.  The current version of such branding guidelines are attached to this Agreement as Attachment E.  Such guidelines may change from time to time; Motient will use its best efforts to forward promptly to Aether Systems copies of any revisions to such guidelines that Motient receives from time to time from RIM.

(c)           In the performance of its rights and obligations under this Agreement, Aether Systems may at its option enter into agreements with subagents subject to the following:

(i)            Subagents shall be subject to all applicable provisions of this Agreement, and Aether Systems shall require of its subagents in writing that its subagents’ actions are in compliance with the terms and conditions of this Agreement, and shall be responsible for the acts or omissions of its subagents relative to the Service; and

(ii)           Aether Systems shall provide Motient upon request with any further information regarding a subagent that Motient reasonably deems necessary to permit Motient to assure itself that the provisions of this section 3(c) are being met; and

(iii)          Actions by any subagent about which Aether Systems knew or reasonably should have known in advance that result in a breach by Aether Systems shall not be deemed to be beyond the reasonable control of Aether Systems; and

(iv)          Aether Systems’ payment arrangements with subagents shall be the sole responsibility of Aether Systems and Motient shall have no responsibility or obligation to compensate subagents; and

(v)           With respect to Aether Systems’ resale of BlackBerry™ by Motient, the resale of such service by any subagent of Aether Systems must be approved in advance, in writing, by Motient and by Research in Motion; and

(vi)          Motient reserves the right to request that Aether Systems terminate a subagent’s right to market or promote the Service or sell or service data terminals, who has violated the provisions of items (i), (ii), (iii) and/or (v) of this paragraph 3(c).

4.             LIMIT ON AMOUNT OF AIRTIME TO BE PROVIDED

During the term of this Agreement, the maximum cumulative amount of Services that Motient is obligated to provide to Aether Systems pursuant to this Agreement, as measured in Kilobytes consumed, is [*] data (the “Capacity Limit”).  All Service used by Aether Systems will count against the Capacity Limit, including, but not limited to, Service consumed in connection with (i) Aether Systems’ assumption and provision of the Transportation Business pursuant to the Asset Sate Agreement, (ii) Aether Systems’ authorized resale of Motient’s’ eLink (SM)

* Confidential information.  Information has been redacted.

wireless email service and Blackberry™ by Motient, and (iii) Aether Systems’ possible resale of the Services in connection with other value added applications and service offerings in the wireless communications marketplace that Aether Systems may develop and/or offer in the future.  Motient has no obligation to provide Service in excess of the Capacity Limit, but it may choose to do so in response to Aether Systems’ request, on terms and conditions satisfactory to Motient in it sole discretion.  Motient shall provide Aether Systems with monthly reports showing the number of kilobytes of data used by Aether Systems in the prior month.

5.             PRICING AND PAYMENT

(a)           Aether Systems will pay Motient for the Services at the rates set forth in Attachment A to this Agreement, which is incorporated herein by reference.

(b)           Aether Systems agrees to pay Motient a per month, per user license fee, for each end user registered by Aether Systems of Motient’s eLink service, and BlackBerry™ by Motient, at the rates set forth in Attachment A.  In exchange for such payment, Motient grants Aether Systems and the applicable end user a non-exclusive, non-transferable license to use, but not reproduce, distribute or modify, the software delivered with the eLink and/or BlackBerry™ Motient service, as applicable.  The foregoing license is granted by Motient insofar as Motient owns or otherwise has the right to license such software.  Such license is granted to Aether Systems and its end users (1) only for the purpose of accessing and using the Service, and (2) only in the format that the software is provided to Aether Systems and the end users.

(c)           Aether Systems agrees to prepay Motient for the Services, according to the following schedule:

[*]

The foregoing prepayments are for all Service consumed by Aether Systems, whether in connection with (1) Aether Systems’ assumption and provision of the Transportation Business pursuant to the Asset Sale Agreement, (2) Aether Systems’ authorized resale of Motient’s eLink (SM) wireless email service and BlackBerry™ by Motient, and (3) Aether Systems’ possible resale of the Services in connection with other value added applications and service offerings in the wireless communications marketplace that Aether Systems may develop and/or offer in the future.  Subject to sub-section (e) below, the foregoing prepayments shall be paid by Aether Systems, regardless of the amount of Service theretofore consumed by Aether Systems.  The obligation of Aether Systems to make such prepayments shall not be subject to any condition or contingency, except that credits due Aether Systems for outages or service restrictions as set forth in section 18 may be deducted from such prepayments (in which case such credits shall be eliminated), and no prepayment shall be due during any service outage, in which case prepayment shall be due on the first business day after such failure or delay is remedied.

* Confidential information.  Information has been redacted.

(d)           As Aether System consumes Service during the term of the Agreement, Motient will issue credits on Aether Systems’ monthly invoices against any prepayment theretofore made by Aether Systems, at the rates described in subsection (a) above, up to the Capacity Limit.  Motient will provide quarterly summaries indicating the remaining prepayment balance, the credits issued, and the specific charges against which such credits were issued.

(e)           If, during any year in the Initial Term or any extension thereof, Aether Systems actually uses more Service than it has theretofore paid for, then Motient shall invoice Aether Systems, at the rates described in subsection (a) above, for any such excess usage during such year, and Aether Systems shall be obligated to pay for such excess usage is accordance with the provisions of Section 6 below.  At the end of such year, Motient shall issue a credit against Aether Systems’ next year’s required prepayment, equal to the amount actually paid through such date by Aether Systems in excess of its prior prepayment obligations.  This process will be repeated each year, to the extent necessary.

6.             BILLING AND PAYMENTS

(a)           Aether Systems will be responsible for billing and collection from its end user customers for all Services, and for the eLink (SM) and BlackBerry™ by Motient services resold by Aether Systems pursuant to this Agreement.  For all Service used, Aether Systems shall make payment to Motient, regardless of whether it receives payment from its end user customers.

(b)           Within ten (10) days after the end of the monthly billing period, Motient will provide Aether Systems with an electronic invoice for the previous month’s Service and network usage information, in the format Motient generally provides to all of its resellers, to enable Aether Systems to invoice its end user customers.

(c)           Motient will invoice Aether Systems separately, on a monthly basis, for the license fees set forth in section 5(b) above.  For such amounts, and also with respect to Service to the extent not covered by the prepayments described above or the credits set forth below, Aether Systems will pay Motient’s invoices within 30 days after the date of such invoice.  Motient reserves the right to charge, and Reseller agrees to pay, a late charge on any undisputed amount unpaid on or after the due date, and on any other outstanding balance, equal to the maximum amount allowed by applicable law.

(d)           TAXES:  All rates set forth in this Agreement are exclusive of Applicable Taxes, which shall be the responsibility of Aether Systems.  For purposes of this Agreement, “Applicable Taxes” are taxes, assessments, surcharges, levies, or similar items assessed by a governmental body.  Unless an appropriate tax exemption certificate is provided, Aether Systems is liable for, and shall indemnify Motient from and against all Applicable Taxes properly chargeable to Aether Systems or its customers with respect to Motient’s provision of the Service to Aether Systems or relating to Aether System’s purchase, use, resale, or lease of the Service to its customers or others, and/or any penalty and interest thereon if assessed by the applicable governmental body.  Motient will invoice Aether System for such penalties and interest, and Aether Systems shall pay such invoices in accordance with he provisions of section 6(c) above.  Aether Systems shall not be responsible for Motient’ income tax obligations in connection with Motient’s provision of the Service to Aether Systems.

7.             RESTRICTIONS ON USE

Aether Systems acknowledges that Motient reserves the right to deny service to any Aether Systems end user should the Service be used for any purpose that Motient reasonably determines to be materially inconsistent with the intended purpose and functionality of the Motient network.  Aether acknowledges that Motient’s network uses “packet data” technology, and, accordingly, examples of unintended uses include data streaming (i.e., continuous transmission of data) or file transfer (i.e., sending files as opposed to sending shorter bursts of data and messages).

8.             TERM AND TERMINATION

(a)           This Agreement shall begin on November 29, 2000 and shall end on November 29, 2004 (the “Initial Term”).  At the end of the Initial Term, the Agreement may be renewed on terms and conditions and at rates to be agreed in writing by the parties, provided that neither party is then in default under the Agreement.  Notwithstanding the foregoing, if, at the end of the Initial Term, Aether Systems has made all of the prepayments described in section 3 above, but has not then consumed the Capacity Limit, and if Aether Systems wishes to continue to receive the Service, the term of the Agreement shall be extended, with and subject to the same terms and conditions, until the earlier of (i) such date that Aether Systems has used all of the Capacity Limit, and (ii) the end of the fifth year following the date of execution of the Agreement.

(b)           Notwithstanding anything to the contrary contained herein, if a party (the “breaching party”) commits a material breach of its obligations under this Agreement, the other party may provide to the breaching party written notice of termination of this Agreement, which includes a description of the nature of the breach.  If the breaching party does not cure the breach within 30 days following the date of such notice, this Agreement shall terminate at the end of the 30 day notice period.  Aether Systems’ failure to make any payment of any undisputed sum due under this Agreement shall be deemed a material breach and subject to this section 8(b).  If a party dissolves or declares bankruptcy or becomes insolvent, the other party may terminate this Agreement immediately by providing written notice thereof.

(c)           In the event of a termination by Motient due to a default by Aether Systems as set forth in this section 8, Motient shall have the right to immediately terminate this Agreement, retain all payments made hereunder, and deny Aether Systems, and its customers access to the Services provided under this Agreement.  In such event, Motient shall have the right to assume Aether Systems’ contracts with its customers, and to provide Service to such customers directly. In the event of termination by Aether due to default by Motient, Motient promptly shall refund or return to Aether Systems, as appropriate, any prepayments described in section 5(c) above that have actually been paid to Motient by Aether Systems (net of any charges for Service actually used through the date of termination), plus any Service credit balance, less only such amounts as are due for use of the Service by Aether Systems before termination and such other amounts as Motient reasonably shall determine are due and owing, or will become due and owing.  Each and all of the rights and remedies of the parties hereunder are cumulative to and not in lieu of each and every other such right and remedy.  Failure or delay on the part of Motient or Aether Systems to exercise any right, remedy, power or privilege hereunder shall not operate as a waiver thereof.  A waiver, to be effective, must be in writing and signed by the party making the waiver.  A written waiver of a default shall not operate as a waiver of any other default or of the same type default on a future occasion.

(d)           If (a) Motient fails to obtain and maintain all required and material FCC or other government approvals for the provision of the Service in Motient’s authorized territory as described in this Agreement or (b) a final order of the FCC, or other government agency having jurisdiction, revoking or denying renewal of Motient’s authorization is issued and becomes effective, Aether Systems may, in its sole discretion, terminate this Agreement in its entirety or to the extent or in the geographic areas where Aether Systems’ use or provision of the Service is affected by Motient’s failure or such final order.  If Aether Systems terminates this Agreement in its entirety, then Aether Systems shall be entitled to a refund of all prepayments actually paid to Motient (net of all charges for Service actually used through the date of termination); if Aether Systems terminates this Agreement in part, then Motient shall refund a pro rata share of such prepayments corresponding to the terminated portion of this Agreement.

9.             AETHER SYSTEM RESPONSIBILITIES

Aether Systems acknowledges and agrees to inform its end user customers that:

•      100% radio coverage for any on-street or in-building area at all times is improbable, even, within coverage areas on Motient’s radio frequency coverage maps;

•      radio frequency coverage maps, if provided, are intended to indicate expected coverage and are not binding as an exact representation of coverage;

•      uninterrupted or error-free operation of the Services is virtually unobtainable; and

•      occasionally network availability will be lost, and that neither Aether Systems nor its underlying network provider can be responsible for transmission errors, for corruption of data, or for the security of data during transmission via telecommunications facilities not owned by Motient.

Aether Systems will also inform its end user customers that the end user customer should assess the effect such Potential problems will have on their operation and develop, implement and/or maintain procedures, external to the MotientSM network, to safeguard their programs and data and to establish procedures for the backup and reconstruction of lost data and programs adequate for their protection.  Aether Systems will also inform its end user customers that in using the Service, they are required to (a) observe and abide by all applicable statutes, laws, ordinances, rules and regulations including, but not limited to, those of the FCC, and (b) use the MotientSM network and the Service on a shared basis with other end user customers so as not to cause undue interference with any other end user customer using the Service.

10.          MOTIENT RESPONSIBILITIES

(a)           Motient will provide coverage maps with respect to its network through its Web site.  Motient will post updates to these coverage maps within sixty (60) days of any significant changes in coverage.  Motient’s coverage maps are based on street level coverage.  Motient will also work with Aether Systems to provide Aether Systems with access to the coverage maps or the underlying data in a format that will allow Aether Systems to provide its end user customers with access to coverage map information without directing such customers to Motient’s Web site.  Aether Systems understands that it may have to purchase software, at its own expense, to obtain such data in Web format; Motient agrees to assist Aether Systems in identifying such software and to provide the data if Aether Systems obtains such software.

(b)           The Service Level Commitments and Escalation Procedures set forth in Attachment F of this Agreement are incorporated herein by reference.  As appropriate, such commitments and procedures shall apply to eLink(SM) and Blackberry™ by Motient.

(c)           The warranties regarding the availability of the Motient network set forth in Attachment G hereto are incorporated herein by reference.

(d)           Aether Systems’ programs and data, including data concerning Aether Systems’ end user customers, that come into Motient’s custody under this Agreement will be protected in accordance with Motient’s security procedures applicable to all resellers of the Services and shall be treated in accordance with Motient’s published privacy policies applicable to its customers and end users of its network and Services, as in effect from time to time.

11.          FORCE MAJEURE

Motient and its subcontractors do not assume and shall have no liability under this Agreement for failure to provide, or delay in providing the Service resulting directly or indirectly from causes beyond the control of Motient or its subcontractors including, but not restricted to, acts of God, or governmental entities, or of the public enemy, strikes, or unusually severe weather conditions.

12.          TRAINING AND TECHNICAL SUPPORT

(a)           Motient shall make available to Aether Systems, at no charge, a commercially reasonable level of initial training on the use of the Services and of eLink (SM) and BlackBerry™ by Motient.

(b)           Motient shall continue to provide Aether Systems, at no charge, with “second level” technical assistance, i.e., assistance to Aether Systems with the Motient network and the use of the Services and of the eLink (SM) and B1ackBerry™ by Motient services by Aether Systems and/or its end user customers; provided, the parties acknowledge and agree that all “first level” assistance, i.e., customer support and assistance to Aether Systems’ end user customers, shall be the obligation of Aether Systems.  Motient’s assistance shall include, without limitation, telephone consultation, updates relating to changes and enhancements to the Services, and the eLink (SM) and B1ackBerry™ by Motient services and reasonable diagnostic services.

13.          THIRD PARTY LIABILITY

(a)           Aether Systems warrants that it will inform its end users and subagents of the Service of the applicable terms and conditions of this Agreement, as expressed in Attachment H hereof (which is hereby incorporated by reference), limiting Motient’s liability to such end users or subagents.

(b)           Each party shall indemnify and hold the other party harmless from any third party claim arising out of the gross negligence or willful misconduct of the indemnifying party’s agents, employees or contractors.  The indemnified party shall promptly notify the indemnifying party in writing of any claim, action, or suit asserted by such third party, and shall reasonably cooperate in the defense thereof.  The indemnifying party shall, at its expense, defend against such claim, provided that the indemnified party may participate in any such defense.  The indemnifying party shall have the right to control the defense and any settlement of such claim.

(c)           Both parties shall maintain at all times while this Agreement is in force (i) Worker’s Compensation insurance as prescribed by the law of the state(s) in which either party is located; (ii) employer’s liability insurance with limits of at least $300,000 for each occurrence; (iii) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; (iv) Commercial General Liability (“CGL”) insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; and (v) and umbrella excess liability policy.  All liability and CGL insurance shall designate Motient and its .affiliates as an additional insured.  All such insurance must be primary and required to respond and pay prior to any other available coverage, and shall be with an insurance carrier having an A.M. Best rating of at least A-VII.

14.          CONFIDENTIAL INFORMATION

(a)           Each party agrees that it will not disclose the other’s confidential information and trade secrets, including but not limited to data, software, documentation, client names and addresses, and all other proprietary information, to persons other than its employees and subcontractors who are required to have such information for the furtherance of the purposes of this Agreement, provided that such employees and subcontractors must be bound by an obligation of confidentiality that is no less restrictive than that contained in this Agreement.  Each party shall take all steps reasonably necessary to protect the confidential information of the other party from unauthorized disclosure.  This obligation of confidentiality shall survive the termination of this Agreement.  Upon termination of this Agreement, the receiving party shall return or destroy the disclosing party’s confidential information, at the request of the disclosing party.

(b)           Nothing in this Agreement shall cause either party to have any rights or licenses in any inventions, patents, trade secrets, trademarks and/or copyrights of the other relating to the subject matter of this Agreement.

15.          INDEPENDENT RELATIONSHIP

Aether Systems and Motient specifically disclaim any partnership relationship, and this Agreement shall in no way be construed to make Aether Systems and Motient partners or members of a joint venture.  For the purposes of this Agreement, Aether Systems and Motient shall be deemed to be independent contractors.  Furthermore, in the event Aether Systems elects to sell the Services to the United States government, a state, local or non-United States government, or to a contractor selling to any of the foregoing government entities, Aether Systems does so at its own option and risk and agrees that Motient shall have no obligation as a subcontractor or otherwise to such government customers.  Aether Systems remains solely and exclusively responsible for compliance with all statutes, regulations, and clauses governing sales to any such government customer.  Motient makes no representations, certifications, or warranties whatsoever with respect to the ability of its goods, or services, or prices to satisfy any such statutes, regulations, or clauses.

16.          WARRANTIES

Motient warrants that its network is in good working order on the date of the Agreement and conforms to Motient’s officially published and publicly available performance information, which is attached hereto as Attachment G.  Motient will provide preventative and remedial service to keep its network in, or to restore it to, good working order.  Motient does not warrant that the Service will be uninterrupted or that its operation will be error-free.  Subject to the preceding sentences regarding Motient’s network, Motient warrants that eLink (SM) and BlackBerry™ by Motient will provide functionality substantially in accordance with the functionality of such services as commercially publicized by Motient; provided, that Motient makes no warranty with respect to any handheld device or other user terminal or device used or usable with these services.

17.          DISCLAIMER

THE FOREGOING WARRANTIES ARE IN PLACE OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

18.          EXCLUSIVE REMEDY

In the event of any failure or delay in its provision of the Services that is attributable to the fault of Motient or its subcontractors, or for breach of warranty, Aether Systems’ sole remedy shall be limited to a refund of Aether Systems’ charges for the affected Services during the time of such failure or delay; provided, that such remedy is available only if Aether Systems reports such failure or delay to Motient within twenty-four (24) hours of the occurrence thereof.

Without limiting the foregoing,

(a)           Motient will grant to Aether Systems a service credit in the event of Service outages as set forth in this section 18.  No service-credit will be granted where the Service is interrupted or unavailable due to the negligence of Aether Systems or to the failure of facilities and equipment provided by Aether Systems or its other communications providers.

(i)            Motient shall accrue credit for future Service to Aether Systems in an amount equal to the actual period of time for which the Service is completely unavailable for a period of one hour or more.  Motient shall maintain a log of all such service credits and shall reflect a credit to Aether Systems on the next quarterly summary provided to Aether Systems pursuant to section 5(d) hereof.  The amount of such Service credit shall be determined by reference to Aether Systems’ actual traffic (i.e., aggregate kilobytes used) on the network during a comparable period prior to the event giving rise to the credit.  The determination of any such Service credit shall take account of the specific geographic area in which the Service outage is demonstrated to have occurred.  The determination of the amount of any Service credits shall be made in Motient’s reasonable sole discretion.

(ii)           Where the Service remains available but is modified or restricted so as to affect adversely the Service for a period of 24 hours or more, Motient shall provide a credit allowance for future Service.  The parties shall negotiate an appropriate credit based on the extent and duration of such modification or restriction.  If the service is modified or restricted for more than 72 hours, Motient shall provide credit for future Service as if the Service were completely unavailable for that entire 72 hour period and for as long as it continues, beginning in the 73rd hour.

(iii)          No credit allowance will be given where the Service is preempted, interrupted, suspended, modified, or restricted for a period of less than one (1) hour.

(b)           The liability of Motient for any interruption of the Service shall in no event exceed the credit allowance provided for in this section 18.  Except for such credit allowance, Motient shall not be liable to Aether Systems for any loss or damage incurred by reason of or incidental to any delay or interruption of the Service.

(c)           To the extent Aether Systems has a credit allowance remaining when the Initial Term or any extensions or renewals thereof expire, Motient shall monetize and refund such credits within 90 days; provided, that if Aether Systems has actually used the entire Capacity Limit, it shall not be entitled to any refund in respect of any remaining Service credits.

19.          LIMITATION OF LIABILITY

(a)           In no event will either party be liable for any indirect, consequential, or special damages, or for any lost profits, even if advised of the possibility of the same.  In no event will Motient be responsible for the failure of Aether Systems and/or its equipment and/or service suppliers to perform their respective responsibilities.  Without limiting the foregoing, Motient shall in no even be liable for.

(i)            Any act or omission of Aether Systems or any defect or malfunction in any equipment or services provided or used by Aether Systems or its service and/or equipment suppliers; or

(ii)           Unlawful or unauthorized use of Motient’s facilities and services caused by the negligence or willful misconduct of Aether Systems and/or Aether Systems’ customers;

(iii)          Libel, slander, infringement of copyright, or any other claim based on message content arising from or in connection with messages transmitted via the Service, unless the libel, slander or infringement results solely from the gross negligence or willful misconduct of Motient; or

(iv)          The unauthorized access to, or alteration, theft, or destruction; of data and/or information of Aether Systems by any person, whether through accident or fraudulent means or devices, whether caused by interruption, errors, defects, delays in operation, failure of performance, unless caused solely by the gross negligence or willful misconduct of Motient; or

(v)           Any claim arising out of a breach in the privacy or security of communications transmitted over Motient’s facilities unless such breach arises out of the gross negligence or willful misconduct of Motient;

(vi)          Changes in any of Motient’s facilities, operations or procedures required by any other governmental authority or entity which render any facilities or services provided by Motient or Aether Systems obsolete, or require material modification or alteration of Aether Systems’ facilities or services, or otherwise affect their use or performance.

(b)           Motient’s liability for any other damages asserted by Aether Systems under this section 19 and section 20 shall be limited to Aether Systems’ actual damages due to Motient’s negligence or willful acts and shall in no event exceed $[*]per occurrence, excluding any Service credits as provided in section 18 of this Agreement.

(c)           To the extent that any Service or facilities provided hereunder are provided by third parties pursuant to arrangement with Motient, the disclaimer of or limitations on Motient’s liability, as stated in this section 19, shall extend fully to such third parties.

20.          INDEMNIFICATION

(a)           Motient shall in no event be liable to Aether Systems, and provided that Motient complies with the provisions of paragraph (b) of this section 20, Aether Systems shall indemnify and hold harmless Motient against loss and/or liability for any of the following, subject to the limitation set forth in the first sentence of section 19(a) of this Agreement and subject to a cap of $[*] per occurrence, excluding any prepayment of invoice obligations:

(i)            The content or addressing of any message transmitted by Aether Systems or any claim of libel, slander, or infringement of copyright against Motient arising from or in connection with the transmission of messages via the Service unless the libel, slander or infringement results solely from the gross negligence or willful misconduct of Motient; or

(ii)           Any intentional misconduct or gross negligence of any other entity furnishing products or services, not authorized by Motient, which are used by Aether Systems in connection with the Service; or

(iii)          The infringement of currently filed patents, trademarks or copyrights, arising from the combination or use of Motient-provided facilities with facilities or services provided by Aether Systems or any other entity acting on Aether Systems’ behalf or at Aether Systems’ request, including Aether Systems’ service and/or equipment vendors; or

(iv)          any loss, liability, damage, or expense caused to Motient and/or its facilities by the negligence or willful acts or omissions of Aether Systems end by its users, equipment and/or service vendors.

(b)           Motient shall promptly notify Aether Systems in writing of any claim, action or suit asserted against Motient based upon the events specified in paragraph (a) of this section 20 and shall reasonably cooperate with Aether Systems in the defense thereof.  Aether Systems shall, at its expense and using counsel acceptable to

* Confidential information.  Information has been redacted.

Motient, resist and assume responsibility for the defense of such litigation, provided that Motient may, at its sole expense, participate in the defense of any such claim, action or suit.  Aether Systems shall have the right to control the defense and any settlement of such claim, action or suit.  Aether Systems shall pay all expenses and satisfy all judgments, including reasonable attorneys’ fees and litigation expenses, which may be incurred by or rendered against Motient in connection therewith.

(c)           Aether Systems shall in no event be liable to Motient, and provided that Aether Systems complies with the provisions of paragraph (e) of this section 20, Motient shall indemnify and hold harmless Aether Systems against loss and/or liability for any of the following, subject to the limitations set forth in section 19(a):

(i)            Any intentional misconduct or gross negligence of any other entity furnishing products or services, not authorized by Aether Systems, which are used by Motient in connection with the Service that is provided to Aether Systems; or

(ii)           any loss, liability, damage, or expense caused to Aether Systems and/or its facilities by the negligence or willful acts or omissions of Motient and by its equipment and/or service vendors in connection with their provision of equipment or services to Motient for the Service.

(d)           Aether Systems shall in no event be liable to Motient, and Motient shall, without limitation, indemnify and hold harmless Aether Systems against loss and/or liability for infringement of patents, trademarks, or copyrights currently filed, arising from the combination or use of Aether Systems-provided facilities with facilities or services provided by Motient or any other entity acting on Motient’s behalf or at Motient’s request, including Motient’s service and/or equipment vendors.

(e)           Aether Systems shall promptly notify Motient in writing of any claim, action or suit asserted against Aether Systems based upon the events specified in paragraphs (c) and (d) of this section 20 and shall reasonably cooperate with Motient in the defense thereof.  Motient shall, at its expense and using counsel acceptable to Aether Systems, resist and assume responsibility for the defense of such litigation, provided that Aether Systems may, at its sole expense, participate in the defense of any such claim, action or suit.  Motient shall have the right to control the defense and any settlement of such claim, action, or suit.  Motient shall pay all expenses and satisfy all judgments, including reasonable attorneys’ fees and litigation expenses, which may be incurred by or rendered against Aether Systems in connection therewith.

21.          NOTICES

All notices, demands, offers, elections, requests or other communications required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, and addressed to the parties at the addresses set forth below or to such other address as shall, from time to time, be supplied by any party to the other party by like notice, and shall be deemed given upon receipt.  All such notices shall be addressed to persons listed below:

If to Motient:		If to Aether Systems:

Mike Fabbri		Michael Pesto
Vice President		Manager of Carrier Relations
Corporate Account Sales		Wireless Services Division
Motient Communications Company		Aether Systems, Inc.
300 Knightsbridge Parkway		11460 Cronridge Drive
Lincolnshire, IL 60069		Owings Mills, MD 21117
Telephone:	(847) 478-4231	Telephone:	(410) 654-6400 x5297
Fax:	(847) 478-4369	Fax:	(410) 654-6554
Email:	mike.fabbri@motient.com	Email:	mbpesto@aethersystems.com

Copy:		Copy:

Randy Segal
Senior Vice President and General Counsel
Motient Communications Company
10802 Parkridge Blvd
Reston, VA 20191-5416
Telephone:	(703) 758-6130
Fax:	(703) 758-6134

22.          GENERAL

This Agreement shall be binding on the successors and permitted assigns of the parties hereto.  Neither party shall assign this Agreement without the other party’s prior written consent; provided that either party may assign this Agreement to an entity that is a parent or subsidiary organization or other affiliate under common control, without the other party’s consent but shall provide thirty (30) days’ advance notice of such permitted assignment.

If any provision of this Agreement or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than-those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

Neither party may bring an action, regardless of form, arising out of this Agreement more than one year after the cause of action has arisen.

The provisions of this Agreement, which by their nature are intended to remain in effect after the expiration or termination of this Agreement, including but not limited to the provisions regarding payment for Services and taxes in section 5, section 13, section 14, section 16, section 17, section 18, section 19, section 20, and this paragraph regarding survival of Agreement provisions in this section 22, shall survive the termination or expiration of this Agreement for any reason.

The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.  THE PARTIES AGREE THAT ANY AND ALL CAUSES OF ACTION, WHETHER OR NOT ARISING UNDER THIS AGREEMENT, BETWEEN THE PARTIES SHALL BE BROUGHT EXCLUSIVELY IN THE CIRCUIT COURT OF FAIRFAX COUNTY, VIRGINIA, OR IN THE U.S. DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA.

This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written.

AETHER SYSTEMS, INC.		MOTIENT COMMUNICATIONS COMPANY

By:		By:
	Name		Name
	Title		Title

ATTACHMENT A

Prices

[*]

*  Confidential information.  Information has been redacted.

ATTACHMENT B

eLink(SM) WIRELESS EMAIL SERVICE

eLink(SM) is a two-way wireless communications service that allows users to send, receive, and reply to messages from a handheld device.  With eLink and the Research In Motion (RIM) 850 Wireless Handheld device, you can:

•      Send and receive email messages

•      Manage your schedule, tasks, and contacts

•      Increase your productivity

FEATURES

•      Same email address as your Internet POP or IMAP compliant desktop email, so messages look like they’re coming from your desktop

•      Personal wireless email address (username@2way.net)

•      Filter and forward capabilities; you decide which mail is sent to your wireless device

•      Many of the same menus found in your Internet mailbox - automatic response, forward, save, delete

•      Personal Information Manager (PIM) tools (schedule, contacts, and tasks) that sync with your PC*

•      Text messaging to fax machines with fax display name

•      Paging function with toll-free number and PIN

•      24 x 7 customer service

eLink messages flow through the Motient network, the nation’s first and largest wireless two-way data network.  Its coverage is unmatched in the U.S. wireless industry, touching more than 220 million people on the street and deep inside buildings.  Unlike other wireless networks, the Motient network was built to service not only on-the-go users, but also those in office towers and corporate campuses.

With full two-way communications capabilities, you can create, receive, and answer messages right from the palm of your hand.  View them on a clear and crisp backlit screen.  Type on a standard QWERTY keyboard.  The device recharges quickly and runs on a single NiMH or alkaline battery.

The Motient network is a packet data network.  Wireless packet data networks are similar to cellular networks at a high level.  However, wireless data networks were built for data communication, not voice.   Packet data networks are designed to segment data into packets, much like the X.25 standards specified for wireline networks. The actual data is broken up into packets of either 252 or 512 bytes and then sent over the network.  What differentiates packet data networks from other networks is that users are charged only for the data that actually passes, not for the time connected.  This allows users to always be on.  Packet data networks are not optimal for handling large file transfers (more than 10K).

ATTACHMENT C

BlackBerry(TM) by Motient Wireless Email Service

BlackBerry™ by Motient is a wireless solution that meets the numerous challenges of mobile email – access, security, portability, enterprise manageability, integration, and cost.  Specially designed for corporate environments using Microsoft ® Exchange, BlackBerry combines wireless email and Personal Information Manager (PIM) capabilities with the RIM Wireless Handheld™ and the nations first and largest data network.

Features

•      Send, receive, forward and reply to email messages

•      Single mailbox integration with only one email address

•      PIM tools that synchronize with your calendar, address book, and task list

•      End-to-end security between corporate email system and handheld

•      Nationwide wireless connectivity

•      Filter capabilities so you decide which email is sent to your wireless handheld

The BlackBerry wireless email solution tightly integrates with Microsoft Exchange email accounts, allowing your wireless handheld to become an extension of your desktop.  Read, compose, forward, reply, file, or delete messages from the palm of your hand.  For even greater inbox manageability, filters can be established to monitor which messages are sent to your handheld.

BlackBerry™ Software

The BlackBerry Enterprise Server is the centerpiece of the BlackBerry™ by Motient email solution.  Email redirection and message encryption occur at the server rater than the desktop.  It provides centralized administration, performance, monitoring, configurable handheld security attributes, and asset tracking tools.

BlackBerry Desktop Software installs and runs on the user’s desktop PC.  It is an integrated suite of applications that provides organizer synchronization, folder management tools, email filtering capabilities, information backup utilities, and an application loader.

BlackBerry is designed to provide a high level of security.  Encryption occurs between the handheld and corporate email system to ensure message integrity.  BlackBerry incorporates Triple DES encryption technology to meet stringent corporate security guidelines for remote email access.

ATTACHMENT D

GENERAL RESELLER RESPONSIBILITIES

SALES RESPONSIBILITY
Lead Generation	Aether Systems shall be the primary sales lead provider. Motient may provide leads to Aether Systems as Motient identifies such opportunities as part of its normal course of business.

Proposal Support

Aether Systems will be responsible for developing any and all proposal materials.  Motient will support with Motient background, network coverage, cost justification model development and any other boilerplate requirements.

PROJECT IMPLEMENTATION
Implementation Training

Aether Systems will be responsible for all training to include end user customer, help desk and system administrator training.  Motient will support such training by providing telephone consultation and commercially reasonable levels of documentation related to the Service.

Hardware/Software Install	Aether Systems will be responsible for installation and testing of all hardware and software components.

POST INSTALL SUPPORT
Billing and Collection	Aether Systems shall be responsible for billing and collection of fees from its end user customers. Aether will pay Motient invoices as set forth in this Agreement.

Help Desk (End User Customer)

Aether Systems will provide its employees and agents with help desk training as required and will act as the first level of support for end user customer service.  Motient will provide second level help desk support to Aether Systems (and Motient shall not be required to provide support directly to end user customers of Aether Systems).

ATTACHMENT E

[*]

*  Confidential information.  Information has been redacted.

ATTACHMENT F

Service Level Commitments and Escalation Procedures

Purpose – The purpose of this document is to provide on overview of the Motient Network Operations Center (MNOC) Service Level Agreement processes.  The MNOC works closely with the Motient Customer Support Center.  Our combined efforts are to provide the highest level of customer satisfaction.

Objective – The objective of the MNOC is to manage and maintain the performance and availability of the Motient network.  The Motient network performance objective is to consistently maintain network availability at 99.99%.  The availability requirement includes both scheduled and unscheduled outage minutes.  The foregoing performance objective is subject to the commitment regarding Network Availability set forth in Attachment G to the Agreement.

Overview – The MNOC has technical personnel onsite 7 days per week, 24 hours per day (24 x 7).  These technical resources pro-actively manage the assets of the Motient network.  The Motient Operations department is responsible for the following disciplines; Network Management, Problem Management, Change Management, and Quality/Continous Improvement.

Network Management – The Motient network management systems are designed with products and tools that work in concert with one another to provide integrated, end-to-end network management and control.  The systems are integrated and provide a view to various technologies, physical platforms, Operating systems and telecommunications facilities.  This integration gives Motient the capability to monitor and manage the entire network from base station components to the modem at the customer’s host computer.  Extensive back-up facilities enable Motient to restore network functions quickly, thus minimizing impact to the customer.

Host Connectivity – Motient’s NetLinks offering provides a portfolio of high availability end-to-end connectivity offerings to the link customer hosts to the Motient network.  The bundled offerings include the telecommunications circuit, routers, CSU/DSUs or modems and spares at both the customer and Motient sites, 24 hours, 7 days a week pro-active network monitoring, problem resolution, and dial restoration.  Motient offers various connectivity options frame relay, VPN and the Internet.  Service levels are established by product type.

RF Infrastructure – All base stations are equipped with remote diagnostic capabilities which allow personnel at the Motient Network Management Center to remotely monitor base station conditions, initiate performance tests and dispatch repair technicians whenever performance drops below optimal levels.  Motient contracts a nationwide network of highly trained and experienced field service personnel in a business partnership with Motorola to service and restore the base stations.  This provides for the best maintenance response and lowest mean-time-to-restore (MTTR) in case of a base station failure.

Problem Management – In most instances Aether problem reporting should be directed to the Motient Customer Support Center.  Motient’s NOC will pro-actively notify our Customer Support Center of any defects that cause an interruption to major network components or large service areas.  In case of a high availability host connection failure or host session lost between Aether and Motient, the MNOC will initiate direct communication with the Aether NOC.  Effective problem management is composed of the following four stages; problem documentation, problem identification, problem assignment, and problem resolution.  Motient and Aether will work closely to address these four areas independently and jointly as required.  This section provides an overview of these areas.

Problem-Documentation – Both Motient and Aether will enter all problem related calls as problem entries into their respective problem tracking systems.  It will be a priority of both organizations to collect as much information as possible to assist iii problem tracking and resolution.  Motient will use the Action Request System by Remedy Corporation for problem tracking.  A unique number will be assigned to each problem by both Aether and Motient.  These problem log numbers will be cross referenced in their respective tracking data bases.

Problem Identification – Motient has various tools perform problem notification and identification to the MNOC and CSC.  There are various opportunities for the various problems to be identified during the course of business and network traffic.  All problems should be identified and communicated to receive appropriate resolution.  Aether Customer Service group will be, in most cases, the first point at which a problem is identified.

Problem Assignment – When a problem is under investigation, Motient will take assignment.  In most cases, normal problems will be assigned and managed by the Customer Support Center.  Upon a host or session failure, MNOC will take immediate assignment of the problem.  A problem severity assignment will be included with the assigned problem log number.  The date and time of the beginning of the service interruption and all relative information will be documented.  The Motient NOC will continue to work the problem to resolution.  After resolution, a post-mortem will be held to identify “root cause.”  There are opportunities where Aether will need to continue to worse with Motient to determine the defect.

Coverage Questions – When reporting coverage problems regarding a specific Aether device, Motient will require the following information:

1.     Name of the Aether Customer and its representative’s name.

2.     Aether wireless device LLI and serial number.

3.     Street address (or nearest major intersection), city, state, and zip where the device encountered a coverage problem if available.  When in building, what level (below ground, ground level, above ground)?

4.     Has the unit worked in the area before?

5.     Are other Aether devices working in the area?

6.     When did the Aether device stop working?

When coverage requirements change or there is a requirement for additional coverage, Aether will submit request through the Motient Project Manager.

Host Line Problems — Class of Service – When reporting host connectivity problems, Motient will require the following information:

1.     Name of the Aether Technical Support representative

2.     Motient Operations will work witty Aether Technical support and Network Operations groups to reactivate the host connectivity based on class-of-service of connectivity.

Class-of-Service of Connectivity – High Availability Frame has dial backup capability and Network Operations will work with the customer to restore service in the case of a frame outage.  Notification will be made to the Aether that they are working on dial backup.  Standard Frame does not have dial backup and the connectivity will be down until the problem is resolved with connectivity a call will be place to Aether that this circuit is down.  X.25 Dialup Motient will work with the third party vendor to ensure that connectivity is brought backup.  Motient will notify Aether when connectivity is down.  Internet connection does-not have any type of backup.  It will be up to the customer to ensure that they have connectivity to their ISP and up to Motient’s firewall.  Motient will notify Aether that the protocol session has dropped.  In either case, if Motient Operations sees the IP connection de-activated, Motient Operations will contact the Aether Technical Support representative.

Severity	Definition	Update Cycle Prime time
1	Motient or AETHER failure affecting the majority of AETHER users in the entire nation, region, or major city. Requires immediate attention.	60 minutes and when fixed
2

Motient has an outage in very limited area (i.e. small area of one city). AETHER is experiencing disruptions of service caused by ARDIS network problems. Requires focused effort by appropriate functions.

2 hours and when fixed
3

AETHER or Motient has experienced some type of service-related problem but the problem, although not resolved, is currently under control and there is no current service interruption. AETHER has problem believed by AETHER and Motient to be AETHER-caused. Requires at least daily updates by the responsible function.

8 hours and when fixed
4	AETHER issues that are not related to service outages, and individual DIAD III unit failures reported but not an Motient problem.	On request

Problem Status Reports & Resolution – When a problem has been resolved, the resolving group will communicate the date and time of recovery of the service interruption and the reason or root cause of the service interruption.  The problem resolution call will contain all of the information required and available to understand the nature and cause of the problem.  All problem updates will be handled by Motient contacting the Aether Customer Service group via telephone and providing the update.  Aether Customer Service will ensure the restoral notification is distributed internally and externally to affected end users.

Escalation & Response Times – Aether technical support and customer service personnel will be in contact with Motient representatives.  It is expected that concerns about a specific problem will be fully understood and directed to the appropriate individuals so that updates and resolution can be provided based upon the agreed severity levels.  If the update cycle identified in the Problem Severity Section is not met, Aether or Motient personnel may escalate a problem according to the table below.  In addition, if either group believes a problem requires additional resources or management attention, then the next course of action is determined by the escalation schedule presented below.  At their discretion, either party may wish to escalate a problem within the other party’s organization at any time.  Escalation can be accomplished by calling the other organization and requesting the next level of escalation.

Escalation Step	Motient Responsible Manager	Aether Responsible Manager
1	Group Leader of Customer Care Representatives	Aether Senior Support Engineer
2	Manager of Customer Support Center and/or Managers of Network Operations and/or Systems Operations	Aether Customer Service Manager
3	Director of Operations	Aether Director of Customer Support
4	Vice Presidents of Technology and Operations	Aether Vice President

Change Management – Planned service interruptions may be necessary to perform maintenance on equipment or to install software or hardware revisions/updates.  Both parties agree to provide each other with at least one week notification of planned outages greater than 15 minutes.  At the time of such notification, Motient will advise Aether of any potential impact on Motient network components and network performance of the planned change.  The exact schedule for change implementation will be given 72 hours prior to installation of the change.  Motient has a regular weekly change window; Friday morning, 00:00 - 02:00 CST.  Emergency change notification will be given as soon as possible before implementation of the change.  At times, it may be necessary to install emergency changes prior to notification, in which case, notification will be given as soon as possible, after implementation of the change.  Motient will communicate notification to the Aether Customer Service group by telephone to the Aether representative listed in Appendix A.1, Contacts and Escalation.  Notification, from Aether, will be communicated to the Motient Representative listed in Appendix A.1, Contacts and Escalation.  An updated list will be provided whenever any changes in personnel or contact numbers occur.  The contact in each company will ensure notification of change is given to the correct representatives in their respective companies.

Quality / Continuous Improvement – Historically Motient has employed a company-wide quality program that was instituted to govern all facets of our wireless data business and network operations.  This program is primarily based upon Motorola’s Six Sigma or 99.999% processes and concepts.  For the Motient network, all components are measured using these practices.  A complete measurement history is retained and appropriate improvement goals are set.  Availability metrics are made available to our customers through the Customer Support Center.

Appendix A.1

Contracts and Escalation

ATTACHMENT G

Network Availability

The Motient network and the Service will not be available at all times.  Service for all on-street or in-building locations within a geographic area is impossible.  Motient is not responsible for the security of data during transmission and Motient is not responsible for any transmission errors or corruption of data or for the content or availability of any add-on service(s).  The Service is provided “AS IS” and “AS AVAILABLE” and Motient does not warrant uninterrupted Service or error-free operation.

Network Availability – The Motient message switches, network control processors, and RF base stations in aggregate shall be operational not less than 99% during each month.  This warranty covers unavailability caused by phone line failures internal to the Motient Network, but excludes unavailability caused by phone line and/or Internet connection failures connecting Aether Systems’ (or its end user customers’) host computer.

Availability level of the Network shall be calculated as a percentage as defined below:

Availability = 1 – [{(S Effective Outage Minutes/S SU’s)}/Total Minutes X 100

Where:

Effective Outage Minutes = Actual Outage Minutes X SU’s, handled by each element (Base Stations are discounted by probability of coverage by friendly neighbor base stations).

SU’s  = Number of Subscriber units for each network element

Total Minutes = Total minutes in the month (use 14,600 equivalent of 8 hours usage every day).

The calculation will include all outages (planned and unplanned; 7 X 24).  If the availability falls below 99.0%, outages that meet the following criteria shall be removed and availability re-calculated.  Outages that may be excluded must result from:

•      Maintenance scheduled by Motient not less than 24 hours in advance for the purpose of repair, maintenance, replacement, upgrade or other similar purpose; or

•      An event outside the reasonable control of Motient or not occurring on the network; or

•      Any equipment, communication lines or software procured, provided or operated by Aether Systems (or its end user customers) in connection with its use of the Network; or

•      Any outage which does not materially disrupt the use of Service by Aether Systems or its end user customers.

ATTACHMENT H

Certain Terms and Conditions

1.     Nature and Control of Motient Network:  Aether Systems is remarketing the MotientSM Services to its customers in conjunction with database information services and/or other value-added services.  Motient controls the radio network which enables communication and provides access in accordance with FCC rules and regulations to and through Aether System on a shared basis.  All customers of Aether Systems shall use the MotientSM network so as not to cause undue interference with any other users of the MotientSM network.

2.     Security:  Customers of Aether Systems are responsible for developing and/or maintaining procedures, external to the MotientSM network, to safeguard programs and data, and for the backup and reconstruction of lost data, programs or procedures.  Consequently, customers of Aether Systems release Motient from all liability for the loss or alteration of programs or data or their acquisition by another party, except for Motient’s failure to implement those aspect’s of security procedures which are under Motient’s direct control.  Aether Systems assumes no responsibility or liability for customer activities beyond informing its customers of Motient’s system requirements and permitting the disconnection of customers violating such requirements.  Motient will not be responsible for transmission errors, corruption of data or for the security of data during transmission via public telecommunications facilities.

3.     Confidentiality:  Any and all programs and other materials provided by Motient to Aether Systems for distribution or use by its clients in connection with the use of the Motient Services shall remain the exclusive and confidential property of Motient, are licensed-solely for use in conjunction with the Services, shall not be reproduced or copied except as required for the authorized use of the Services or as required by law, and shall be returned to Motient or destroyed, as requested by Motient.

4.     Limitation of Liability:  Aether Systems will inform its customers that the following provisions govern such customer’s rights against Motient in the event that the customer experiences a partial or total failure, malfunction or defect in any of the Services provided by Motient under this Agreement.  In no event shall Motient be liable for special, incidental or consequential damages (including without limitation, lost profits, lost savings, incidental damages or other economic consequential damages, even if Motient has been advised of the possibility of such damages) to the extent such may be disclaimed by law.  Further, Motient shall not be liable for any damages based on any third party claims.

AMENDMENT to the TERRESTRIAL NETWORK RESELLER AGREEMENT

between MOTIENT COMMUNICATIONS INC. and AETHER SYSTEMS INC.

THIS AMENDMENT (the “Amendment”) to the Terrestrial Network Reseller Agreement dated November 29, 2000 (the “Agreement”) between MOTIENT COMMUNICATIONS INC. (“MOTIENT “) and AETHER SYSTEMS, INC. (“AETHER”) is entered into as of 8/17, 2001 (the “Amendment Effective Date”) by and between Motient and Aether.

WITNESSETH:

WHEREAS, MOTIENT and AETHER entered into the Agreement and now desire to amend the Agreement in certain respects.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MOTIENT and AETHER agree as follows:

The following shall be added as a new section 5(f) of the Agreement:

Motient shall provide an optional Messaging Service Plan for eLinkSM, BlackBerry™, or other mutually agreed upon messaging-based services; provided, that the air time usage profile for any such services, as used or contemplated to be used by the end user, does not exceed [*].  Notwithstanding Attachment A, the prices for such Messaging Service Plan shall be as follows:

Network Registration Fee:	Waived

Volume Commitments:

Quantity	Base Wholesale Price

[*]	[*]

In order to make use of the Messaging Service Plan and have the benefit of the foregoing pricing, AETHER shall be required to notify MOTIENT, via the agreed upon subscriber unit registration process, of any Aether end-users who are registered to and invoiced pursuant to this Messaging Service Plan. For the avoidance of doubt, air time Service used by any Aether end-user customers who are not covered by this Messaging Service Plan shall be billed on a “per kb” basis in accordance with Attachment A of the Agreement.

Any required Software Licenses or other add-on service charges necessitated by a specific application or device shall be additional.

[*]

Air time Service consumed by subscriber units in the Messaging Services Plan shall be invoiced to, and counted towards the air time service commitments made in the Agreement. All

* Confidential Information.  Information has been redacted.

amounts payable by Aether for air time Service used under the Messaging Services Plan shall be counted against any prepaid amounts under the Agreement, as provided in the Agreement.

[*]

IN WITNESS WHEREOF, MOTIENT and AETHER have caused this Amendment to be signed and delivered by their duly authorized representatives, all as of the Amendment Effective Date.

AETHER SYSTEMS, INC.		MOTIENT COMMUNICATIONS INC.

By:	/s/ David C. Reymann	By:	/s/ Michael Fabbri

Printed		Printed
Name:	David C. Reymann	Name	Michael Fabbri

Title:	Chief Financial Officer	Title:	VP

Date:	8/16/01	Date:	8/17/01

* Confidential Information.  Information has been redacted.